Filed pursuant to Rule 433
Registration No. 333-146905

FINAL TERM SHEET

Dated May 29, 2008

Issuer:	Landwirtschaftliche Rentenbank

Title of securities:	$1,250,000,000 4.125% Notes due 2013

Status of the notes:	The notes will constitute senior, unsecured obligations of the Issuer and rank pari passu with all other senior obligations outstanding

Aggregate principal amount:	$1,250,000,000

Denomination:	$1,000 and multiples thereof

Settlement date:	June 5, 2008

Maturity date:	July 15, 2013

Interest:	4.125% p.a., payable semi-annually, accruing from settlement date, on a 30/360 day count basis, following unadjusted business day convention

Business Days:	TARGET, New York

Interest Payment Dates:	Every January 15 and July 15 of each year, commencing January 15, 2009

Issue price:	99.775%

Fees:	0.10%

Net proceeds:	$1,245,937,500

CUSIP:	515110 AZ7

ISIN Number:	US515110AZ78

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Joint Lead Managers:	Goldman Sachs International
RBC Capital Markets Corporation
The Royal Bank of Scotland plc

Co-Lead Managers:	Barclays Bank PLC
Credit-Suisse Securities (Europe) Limited
Dresdner Bank AG London Branch
HSBC Bank plc
J.P. Morgan Securities Ltd.
The Toronto-Dominion Bank

Listing:	SWX Swiss Exchange

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC (including any related free-writing prospectus, preliminary prospectus supplement or preliminary pricing supplement, as applicable), for more complete information about the issuer and this offering. You may get these documents, as well as the final prospectus, prospectus supplement or pricing supplement (when completed), as applicable (such preliminary and final documentation together the Offering Documentation) for free by searching the SEC online database at: www.sec.gov (and more specifically, at the URL link http://www.sec.gov/cgi-bin/browse-edgar?company=Landwirtschaftliche&CIK=&filenum=&State=&SIC=&owner=include& action=getcompany). Alternatively, you may obtain a copy of the Offering Documentation from RBC Capital Markets, One Liberty Plaza, New York, New York 10006, Attn: Debt Capital Markets or by calling +1-866-375-6829.

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